Exhibit (h)(12)

[ADVISER LETTERHEAD]

July 24, 2009

Mr. Stacey E. Hong, President

Atlantic Fund Administration, LLC

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:    Expense Limitation Agreement

Dear Mr. Hong:

Absolute Investment Advisers LLC (the “Adviser”) agrees to reduce its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividends on short sales and extraordinary expenses) for the Absolute Opportunities Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 2.95% for Institutional Shares through July 31, 2010.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2010.

Very truly yours,

Absolute Investment Advisers LLC

By: /s/ Anthony R. Bosch

Title: Manager